Exhibit 10.1
2010 Annual Incentive Plan
Land Based and Vessel Employees
The performance goals for 2010 are based on the 2010 budget approved by the Board. These goals reflect the Board of Directors and CEO’s expectations for performance and accountability of the leadership team.
For 2010, the weighting of the Financial Measures is:
•	EPS: 25%

The definition of Earnings Per Share (“EPS”) is net income divided by the average number of fully diluted shares outstanding from continuing operations. EPS is the most common way that public companies are measured.

•	EBITDA: 25%

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a commonly used measure to determine the financial performance from operations.

•	Cash Flow from Operations: 25%

Cash flow is critical to our Company in order for us to meet our expense, debt covenants, make capital investments and pay the interest and principal on corporate debt. Cash flow from Operations (“CFO”) is a GAAP-defined measure which can be found on our Statement of Cash Flows. It can be defined as net income adjusted for non-cash transactions (the most significant of which are depreciation/amortization and share-based compensation). CFO is also adjusted for changes in working capital. CFO specifically excludes cash flow devoted to investing (such as CAPEX) and cash flow resulting from financing (debt service and equity transactions).
For 2010, the weighting of the Business Goals is:
•	Safety: 10%

It is critical that we continue to provide a safe environment for all employees. Safety will be measured by the incident rate which is defined as the number of recordable injuries × 200,000 divided by the number of employee hours worked. This measurement/goal includes the performance of our sub-contractors.

•	Environmental Safety (Releases): 5%

We are committed to conducting our businesses in an environmentally responsible and proactive manner, for both the safety of our employees as well as the communities in which we operate. Environmental Safety will be measured by the number of releases and the number of gallons released as reported to the NRC (National Response Center). This measurement/goal includes the performance of our sub-contractors.
American Commercial Lines Inc.

•	Liquid Transportation Contribution Per Barge Day: 2.5%

Contribution per barge day is the measure of the culmination of sales, operating and logistical efficiencies. It provides the final measure of how well we have coordinated our sales and operating functions to provide the highest margins possible. The liquid transportation measure represents liquid transportation related revenue less associated variable operating costs divided by active barge days within the period being measured for all activities associated with both our 10k and oversized tanker fleet.

•	Dry Transportation Contribution Per Barge Day: 2.5%

Contribution per barge day is the measure of the culmination of sales, operating and logistical efficiencies. It provides the final measure of how well we have coordinated our sales and operating functions to provide the highest margins possible. The dry transportation measure represents dry related transportation revenue less associated variable operating costs divided by active barge days within the period being measured for all activities associated with both our open hopper and covered hopper fleet.

•	Jeffboat hours worked per ton of steel: 5%

The total direct labor hours worked for the barges built (excluding special vessels) in the period divided by the total tons of steel used in the manufacturing of those barges.
Plan Administration
Eligibility Criteria
•	Full-time active salaried and certain hourly (vessel and land-based) — this applies to land and vessel based non-represented hourly employees and represented employees to the extent the plan has been negotiated into applicable bargaining agreements. This plan does not apply to employees of the Professional Services segment of our business.

•	Hire date on or before September 30, 2010.

•	Employed by ACL or one of its subsidiaries at time the incentive awards are paid.

•	Individual performance rated at a satisfactory level or higher.

•	Employees that change eligibility levels during the year will have their award prorated based on the base salary earned at each award level.
Award Opportunities
Each performance measure has a corresponding percentage of the target award opportunity. Some incentive can still be earned if performance is close to, but falls short of the goals. Also, higher incentives may be earned if goals are exceeded. Therefore, if actual performance falls between any of the defined levels, the award opportunities will be calculated proportionately. The calculations will be based on GAAP financials unless an exception (plus or minus) is approved by the Compensation Committee.
•	Minimum performance (95% attainment for Financial Measures / 80% attainment for Business Goals) pays 50% of the target opportunity.

•	Target performance (100% attainment) pays 100% of target opportunity.

•	Superior performance (120% attainment) pays 150% of the target opportunity.
At least Cash Flow from Operations and one of the “financial measures” (EPS, or EBITDA) must meet the minimum (95%) performance level to trigger any AIP payout.
American Commercial Lines Inc.

Award Calculations
The total amount of awards will be fixed at the end of the year and calculated based on the following formula for employees employed on December 31, 2010:
2010 Base Salary Earnings × Target Award Opportunity × Performance Score for Each Goal.
Actual base salary earnings are defined as only the base compensation earned from January 1 through December 31. In other words, the AIP payout will be prorated based on actual salary earnings for the year. The overall performance score is determined by multiplying the achievement levels of the financial and business objectives by their respective weighting and added together.
The awards may be adjusted upward or downward based on performance. However, the net of these adjustments may not increase the total bonus award.
Timing of Payment
Earned disbursement of the 2010 bonus amounts will occur after the 2010 financial results have been tabulated, Ernst &Young LLP has finished their audit and the Audit Committee has signed-off on the results of the audit; estimated to be completed by March 15, 2011. Also, all payments must be approved in advance by the Compensation Committee of the Board of Directors. In all events, bonus amounts will be paid no later than December 31, 2011, with respect to the 2010 bonus program.
Administration
The Compensation Committee of the Board of Directors has the full power, authority and discretion to construe, interpret and administer this bonus program. The Compensation Committee may delegate this authority to any appropriate person or persons and such delegates shall have all the powers the Compensation Committee would have if it had acted itself. As a condition of eligibility to participate in this bonus program, a participant must accept that all determinations of the Compensation Committee or any of its delegates will be final, conclusive and binding.
Amendment
The Compensation Committee, in its sole discretion, may, at any time with or without notice, amend, modify, suspend or terminate this bonus program, including the right to suspend or eliminate some or all payments under this bonus program at any time.
Assignment
Payments under this bonus program may not be assigned or alienated.
Applicable Law
This document shall be governed by the laws of the State of Indiana.
No Employment Rights
Nothing contained in this bonus program shall be construed as a contract of employment between ACL or its subsidiaries and a participant or as a right of any participant to be continued in the employment of ACL or its subsidiaries, or as a limitation of the right of ACL or its subsidiaries to discharge any of its employees with or without cause.
American Commercial Lines Inc.